Exhibit 99.1

American Financial Group, Inc. Enters Into Merger Agreement with National Interstate; Announces Preliminary Second Quarter 2016 Results

•	NATL Special Committee unanimously approves AFG’s offer price of $32.00 per share and $0.50 per share pre-closing dividend
•	NATL transaction would generate a non-core tax benefit of approximately $64 million to AFG at the time it is consummated
•	AFG second quarter net earnings attributable to shareholders will be in the range of $0.60 to $0.65 per share and include a non-core charge of $65 million related to Neon’s exited lines of business
•	Second quarter 2016 core net operating earnings estimated to be in the range of $1.25 to $1.30 per share
•	Full year 2016 core net operating earnings guidance maintained at $5.35 to $5.75 per share

CINCINNATI – July 25, 2016 – American Financial Group, Inc. (NYSE: AFG) today announced that it reached an agreement with the Special Committee of the Board of Directors of National Interstate Corporation (Nasdaq: NATL) to acquire all shares of National Interstate that are not currently owned by AFG’s wholly-owned subsidiary, Great American Insurance Company (GAIC). Shareholders of National Interstate, other than Great American, will receive $32.00 per share in cash in the transaction, without interest and less any required withholding taxes. In addition, National Interstate will pay a one-time special dividend to its shareholders of $0.50 per NATL share in cash immediately prior to the closing of the merger. The transaction remains subject to the approval of shareholders holding a majority of the shares of National Interstate not owned by AFG or its affiliates. GAIC has entered into a voting agreement with Alan Spachman under which Mr. Spachman has agreed to vote his beneficially owned shares, totaling approximately 10% of the outstanding National Interstate common shares (and representing approximately 20% of the shares not owned by GAIC), in favor of the transaction.

Based on a $32.00 per share purchase price plus $0.50 special dividend, the purchase price to acquire the National Interstate shares not currently owned by Great American will be approximately $320 million. The proposed transaction will not be subject to a financing condition.

The proposed transaction would allow National Interstate and its subsidiaries to become members of the AFG consolidated tax group, which would result in a non-core tax benefit of approximately $64 million to AFG at the time the transaction is consummated, which is expected to be during the fourth quarter of 2016.

Carl H. Lindner III, Co-Chief Executive Officer of AFG, commented: “The purchase of the remaining National Interstate shares enables us to make an additional investment in a business we know well, while at the same time simplifying the ownership structure; we are pleased that National Interstate’s shareholders will have the opportunity to vote on and approve the transaction.”

S. Craig Lindner, Co-Chief Executive Officer of AFG, added: “Capital management is a top priority for AFG, and we strive to find the highest and best use of capital to create long-term value for our shareholders. In doing so, our goal is to generate an appropriate return on capital over time. We will continue to evaluate opportunities to deploy our excess capital through a combination of dividend payments, share repurchases, acquisitions or bolt-on/start-up opportunities.”

Further information regarding the terms and conditions in the Merger Agreement will be contained in a Current Report on Form 8-K, which will be filed promptly with the Securities and Exchange Commission (SEC) by AFG.

Preliminary AFG Second Quarter 2016 Core EPS Estimate and 2016 Core EPS Guidance

On June 13, 2016, AFG’s specialist Lloyd’s market insurer completed a strategic review of its business under a new leadership team and re-launched as Neon Underwriting Ltd. As part of its strategic review, Neon sold and/or exited certain historical lines of business including its UK and International Medical Malpractice and General Liability classes. After completing a claims review of the exited lines, based on information available at this time, AFG estimates that it will incur a non-core charge of approximately $65 million in connection with Neon’s exited lines of business.  Consistent with our treatment of other items that are not indicative of AFG’s ongoing operations (both favorable and unfavorable), this charge is being treated as non-core because it resulted from a special strategic review of lines of business that the company no longer writes.

It is estimated that net earnings will be in the range of $0.60 to $0.65 per share and that core net operating earnings, exclusive of the Neon non-core exited lines charge, will be in the range of $1.25 to $1.30 per share for the second quarter of 2016.

Second quarter 2016 earnings before fair value accounting in our Annuity Segment were strong compared to the second quarter of 2015; however, a significant drop in interest rates during the second quarter of 2016 will result in a negative impact on the Annuity Segment’s reported core earnings. The negative impact of fair value accounting is reflected in the estimated $1.25 to $1.30 per share range for AFG’s core net operating earnings for the second quarter 2016.

Based on results for the first six months of 2016, AFG continues to expect core net operating earnings for the full year of 2016 to be between $5.35 and $5.75 per share, including the impact of fair value accounting for fixed-indexed annuities. Core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $50 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Additional Information and Where to Find It

In connection with the transaction, National Interstate intends to file a proxy statement and other relevant materials with the SEC, and National Interstate and certain other persons, including Great American, intend to file a Schedule 13E-3 transaction statement with the SEC. National Interstate shareholders and other interested parties are strongly advised to read these materials when they become available because they will contain important information. National Interstate shareholders will be able to obtain such documents (when available) free of charge at the SEC’s website, www.sec.gov. National Interstate shareholders will also be able to obtain any documents that are filed by AFG (when available) free of charge from AFG at www.AFGinc.com or by writing to American Financial Group, Inc., Great American Insurance Group Tower, 301 East Fourth Street, Cincinnati, Ohio 45202, Attn: Diane P. Weidner, or that are filed by National Interstate (when available) free of charge from National Interstate at www.nationalinterstate.com or by writing to National Interstate Corporation, 3250 Interstate Drive, Richfield, Ohio 44286, Attn: Gary Monda.

Participants in the Solicitation

National Interstate, its directors (including certain executive officers of AFG and GAIC), executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from National Interstate’s shareholders in connection with the transaction. Information regarding the interests of participants in the solicitation, which may be different than those of National Interstate’s shareholders generally, will be included in the proxy statement relating to the transaction when it becomes available.

Forward-Looking Statements

This press release contains, and certain oral statements made by our representatives from time to time may contain, certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by AFG and include, but are not limited to: (a) that GAIC and National Interstate may be unable to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (b) uncertainty as to the timing of completion of the proposed transaction; (c) failure to realize the anticipated benefits and synergies from the proposed transaction, including as a result of failure or delay in the implementation of integration plans; (d) the inability to retain key personnel; (e) any changes in general economic and/or industry-specific conditions; and (f) the outcome of any legal proceedings to the extent initiated against AFG, GAIC, National Interstate or others following the announcement of the proposed transaction, as well as AFG, GAIC and National Interstate management's response to any of the aforementioned factors. For a detailed description of other risks and uncertainties affecting AFG, please refer to AFG’s filings with the SEC, available as set forth above under “Additional Information and Where to Find It.”

Any forward-looking statements herein are made only as of the date of this press release. AFG assumes no obligation to publicly update any forward-looking statements. No information contained on any website referenced in this press release is incorporated by reference herein.

Contact:
Diane P. Weidner
Asst. Vice President – Investor Relations
513-369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com
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